Filed Pursuant to Rule 424(b)(3) and 424(c)

Registration No. 333-139833

PROSPECTUS SUPPLEMENT NO. 1 DATED MARCH 30, 2007

(To Prospectus dated January 5, 2007)

$207,000,000

2.25% Exchangeable Senior Subordinated Debentures due 2016

This Prospectus Supplement No. 1 (“Prospectus Supplement No. 1”) supplements the prospectus dated January 5, 2007 (the “Prospectus”) relating to the resale by selling security holders of our 2.25% Exchangeable Senior Subordinated Debentures due 2016 and the common stock issuable upon exchange of the debentures.

You should read this Prospectus Supplement No. 1 in conjunction with the Prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 1 supersedes information contained in the Prospectus.

Investing in our common stock involves risk. See the section entitled “Risk Factors” beginning on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement No. 1 or the Prospectus. Any representation to the contrary is a criminal offence.

The date of this Prospectus Supplement No. 1 is March 30, 2007.

The section entitled “Selling Securityholders” in the Prospectus is superseded in its entirety with the following:

SELLING SECURITYHOLDERS

On June 12, 2006, we issued $180,000,000 aggregate principal amount of debentures to Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC (each an “initial purchaser” and together, the “initial purchasers”). One June 26, 2006, we issued an additional $27,000,000 aggregate principal amount of debentures to the initial purchasers to cover over-allotments. These initial purchasers then resold the debentures to persons reasonably believed by the initial purchasers to be qualified institutional buyers in reliance on Rule 144A of the Securities Act. Based on representations made to us by the selling securityholders, we believe that the selling securityholders purchased the debentures in the ordinary course of business and that at the time of the purchase of the debentures, such selling securityholders had no agreements or understandings, directly or indirectly with any person to distribute such securities. All of the debentures were issued as “restricted securities” under the Securities Act. Selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of shares of common stock issuable upon exchange of the debentures.

The following table sets forth information, as of March 30, 2007, with respect to the selling securityholders and the principal amounts of debentures beneficially owned by each selling securityholder, and the number of shares of common stock issuable upon exchange of the debentures that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the common stock set forth in the table below. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures or common stock issuable upon exchange of the debentures since the date on which they provided the information regarding such securities in transactions exempt from the registration requirements of the Securities Act. The percentage of debentures outstanding beneficially owned by each selling security holder is based on $207,000,000 aggregate principal amount of debentures outstanding. The number of shares of common stock owned prior to the offering includes shares of common stock issuable upon exchange of the debentures. The percentage of common stock outstanding beneficially owned by each selling security holder is based on 134,674,605 shares of common stock outstanding on March 28, 2007. The number of shares of common stock issuable upon exchange of the debentures offered hereby is based on a conversion price of $17.6174 per share and a cash payment in lieu of any fractional share. Assuming that all of the securities offered hereby are sold, none of the selling security holders will hold greater than one percent of the total number of shares outstanding upon completion of these sales (based on 134,674,605 shares outstanding as of March 28, 2007).

Name	Principal Amount of Debentures Beneficially Owned and Offered Hereby	Shares of Common Stock Owned Prior to the Offering (1)	Exchange Shares Offered Hereby (2)	Shares of Common Stock Owned Upon Completion of the Offering (3)
Aristeia International Limited(6)	9,640,000	547,186	547,186	—
Aristeia Partners L.P.(7)	3,360,000	195,720	195,720	—
Acuity Master Fund Ltd.(8)	3,500,000	198,667	198,667	—
Canyon Capital Arbitrage Master Fund, Ltd.(5)(10)	7,305,000	685,250	414,647	270,603
Canyon Value Realization Fund (Cayman), Ltd.(5)(10)	9,945,000	704,834	564,499	140,335
Canyon Value Realization Fund, L.P.(5)(10)	3,785,000	355,179	214,844	140,335
Canyon Value Realization MAC 18, Ltd. (RMF)(5)(10)	965,000	95,960	54,775	41,185
CBARB(11)	15,050,000	854,269	854,269	—
CIBC Word Markets Corp.(12)	4,400,000	249,753	249,753	—
Citadel Equity Fund Ltd.(5)(13)	44,000,000	2,497,531	2,497,531	—

Name	Principal Amount of Debentures Beneficially Owned and Offered Hereby	Shares of Common Stock Owned Prior to the Offering (1)	Exchange Shares Offered Hereby (2)	Shares of Common Stock Owned Upon Completion of the Offering (3)
Citigroup Global Markets Inc.(4)(9)(14)	7,837,000	444,844	444,844	—
Columbia Convertible Securities Fund(9)(15)	1,985,000	112,673	112,673	—
Convertible Securities Fund(9)(15)	15,000	851	851	—
Credit Suisse Securities (USA) LLC(4)	11,797,000	669,622	669,622	—
Ellington Overseas Partners, LTD(16)	1,000,000	56,762	56,762	—
GLG Market Neutral Fund(17)	7,500,000	425,715	425,715	—
Grace Convertible Arbitrage Fund, Ltd.(18)	6,000,000	340,572	340,572	—
Guggenheim Portfolio Company XXXI, LLC(19)	240,000	13,623	13,623	—
Highbridge International LLC(20)	15,000,000	851,431	851,431	—
HRF RVA Combined Master Trust(19)	166,000	9,423	9,423	—
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund(21)	560,000	31,787	31,787	—
JMG Triton Offshore Fund, Ltd.(22)	850,000	48,248	48,248	—
Kamunting Street Master Fund, LTD(23)	2,000,000	113,524	113,524	—
KBC Financial Products Cayman Islands Ltd.(24)	10,000,000	567,621	567,621	—
LDG Limited(25)	375,000	21,286	21,286	—
Linden Capital L.P.(26)	27,000,000	1,532,576	1,532,576	—
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund(27)	380,000	21,570	21,570	—
Quattro Fund Ltd.(28)	6,000,000	340,572	340,572	—
Quattro Multistrategy Masterfund L.P.(28)	560,000	31,787	31,787	—
Radcliffe SPC Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio(29)	9,000,000	510,859	510,859	—
Silvercreek Limited Partnership(30)	690,000	39,166	39,166	—
Silvercreek II Limited(30)	310,000	17,596	17,596	—
Topaz Fund(5)(31)	12,000,000	681,145	681,145	—
TQA Master Fund Ltd.(32)	2,608,000	148,035	148,035	—
TQA Master Plus Fund Ltd.(32)	1,336,000	75,834	75,834	—
Vicis Capital Master Fund(33)	6,000,000	340,572	340,572	—
Whitebox Convertible Arbitrage Partners L.P.(19)	2,794,000	158,593	158,593	—
Whitebox Diversified Convertible Arbitrage Partners L.P.(19)	800,000	45,410	45,410	—
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC(32)	681,000	38,655	38,655	—

Total(34)(35)	$207,000,000	12,455,460	11,749,748	592,458

(1)	Includes shares of common stock issuable upon exchange of the debentures, assuming exchange of all of the holder’s debentures into shares of common stock at a exchange price of $17.6174 per share and a cash payment in lieu of any fractional share interest. The exchange price is subject to adjustment.

(2)	Consists of shares of common stock issuable upon exchange of the debentures, assuming exchange of all of the holder’s debentures into shares of common stock at a exchange price of $17.6174 per share and a cash payment in lieu of any fractional share interest. The exchange price is subject to adjustment.

(3)	Assumes the selling securityholder sells all shares of common stock issuable upon exchange of the holder’s debentures.

(4)	Selling securityholder is a broker-dealer and is deemed to be an underwriter.

(5)	Selling securityholder is an affiliate of a broker-dealer. Each affiliate has represented to us that it acquired its debentures in the ordinary course of business and at the time of the purchase of its debentures such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the debentures.

(6)	Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Tuner, Robert H. Lynch, Jr., Anthony Fraschella and William R. Techer. Kevin Tuner, Robert H. Lynch, Jr., Anthony Fraschella and William R. Techer have the power to direct the voting and the disposition of the securities held by Aristeia International Limited.

(7)	Aristeia Advisors LLC is the general partner for Aristeai Partners L.P. Aristeia Advisors LLC is jointly owned by Kevin Tuner, Robert H. Lynch, Jr., Anthony Fraschella and William R. Techer. Kevin Tuner, Robert H. Lynch, Jr., Anthony Fraschella and William R. Techer have the power to direct the voting and the disposition of the securities held by Aristeia Partners L.P.

(8)	David J. Harris and Howard Needle have the power to direct the voting and the disposition of the securities held by Acuity Master Fund Ltd.

(9)	Selling securityholder is an investment company, registered under the Investment Company Act of 1940, as amended.

(10)	Mitchell R. Julis, Joshua S. Friedman and Robert Turner have the power to direct the voting and the disposition of the securities held by (i) Canyon Capital Arbitrage Master Fund, Ltd., (ii) Canyon Value Realization Fund (Cayman), Ltd., (iii) Canyon Value Realization Fund, L.P. and (iv) Canyon Value Realization MAC 18, Ltd. (RMF). Canyon Capital Arbitrage Master Fund, Ltd. is also the beneficial owner of 270,603 shares of our common stock; Canyon Value Realization Fund (Cayman), Ltd. is also the beneficial owner of 140,335 shares of our common stock; Canyon Value Realization Fund, L.P. is also the beneficial owner of 140,335 shares of our common stock; and Canyon Value Realization MAC 18, Ltd. (RMF) is also the beneficial owner of 41,185 shares of our common stock. (Canyon Capital Advisors LLC, investment advisor to each selling securityholder, is under common ownership with Canyon Partners Incorporated, a registered broker-dealer.)

(11)	Phil Dumas has the power to direct the voting and the disposition of the securities held by CBARB, a segregated account of Geode Capital Master Fund Ltd., an open-ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda.

(12)	CIBC World Markets Corp. is a subsidiary of CIBC World Markets Inc., a publicly held entity. Chris Malloy has the power to direct the voting and the disposition of securities held by CIBC World Markets Corp.

(13)	Citadel Limited Partnership is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, LLC control Citadel Limited Partnership. Kenneth C. Griffin controls Citadel Investment Group, LLC and therefore has the power to direct the voting and the disposition of the securities held by Citadel Equity Fund Ltd. Citadel Limited Partnership, Citadel Investment Group, LLC and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd. (The broker-dealers, Aragon Investments Ltd., Palofax Trading LLC, Citadel Trading Group, LLC ad Citadel Derivatives Group, LLC, are under common control with Citadel Equity Fund Ltd. and one is directly owned by Citadel Equity Fund.)

(14)	Citigroup Global Markets Inc. is a subsidiary of Citigroup Inc., a publicly held entity.

(15)	Columbia Convertible Securities Fund and Convertible Securities Fund are publicly held entities. (Parent company Columbia Management is an investment company).

(16)	Ellington Management Group, LLC is the investment advisor of Ellington Overseas Partners, LTD. Michael Vranos, as principal of Ellington Management Group, LLC, has the power to direct the voting and the disposition of the securities held by Ellington Overseas Partners, LTD. Mr. Vranos disclaims beneficial ownership of the securities except to the extent of any indirect ownership interest he may have in such securities through his economic participation in Ellington Overseas Partners, LTD.

(17)

GLG Market Neutral Fund is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG

Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanual Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanual Roman disclaim beneficial ownership of the securities held by the Fund, except for their pecuniary interest therein.

(18)	Michael Brailov has the power to direct the voting and the disposition of the securities held by Grace Convertible Arbitrage Fund, Ltd.

(19)	Andre Redleaf has the power to direct the voting and the disposition of securities held by (i) Whitebox Convertible Arbitrage Partners L.P., (ii) Whitebox Diversified Convertible Arbitrage Partners L.P., (iii) Guggenheim Portfolio Company XXXI, LLC and (iv) HRF RVA Combined Master Trust. Whitebox Advisors, LLC, the parent company, is an investment company registered under the Investment Company Act of 1940, as amended.

(20)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC. Glen Dubin and Henry Swieca control Highbridge Capital Management, LLC, and therefore have the power to direct the voting and the disposition of securities held by Highbridge International LLC.

(21)	Gary Crowdek has the power to direct the voting and the disposition of securities held by Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund.

(22)	JMG Triton Offshore Fund, Ltd.’s investment manager is Pacific Assets Management LLC. The equity interests of Pacific Assets Management LLC are owned by Pacific Capital Management, Inc. and Asset Alliance Holding Corp. The equity interests of Pacific are owned by Roger Richter, Jonathan M. Glaser and Daniel A. David, who have the power to direct the voting and the disposition of securities held by JMG Triton Offshore Fund, Ltd.

(23)	Alan Teh has the power to direct the voting and the disposition of securities held by Kamunting Street Master Fund, LTD.

(24)	KBC Financial Products Cayman Islands Ltd. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank, N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly held entity.

(25)	TQA Investors LLC has sole investment power and shared voting power of LDG Limited. Robert Buttman, John Idone, George Esser, Paul Bucci and Batholomew Tesoriero are members of TQA Investors LLC, and therefore have the power to direct the voting and the disposition of securities held by LDG Limited.

(26)	Siu Min Wong has the power to direct the voting and the disposition of securities held by Linden Capital L.P.

(27)	Mark Rowe, Felix Haldner, Michael Fitchet and Denis O’Malley have the power to direct the voting and the disposition of securities held by Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund.

(28)	Andrew Kaplan, Brian Swain and Louis Napoli have the power to direct the voting and the disposition of securities held by Quattro Fund Ltd. and Quattro Multistrategy Masterfund L.P.

(29)	Pursuant to an investment management agreement, RG Capital Management, L.P. serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC is the general partner of RG Capital Management, L.P. Steve Katznelson and Gerald Stahlecker serve as the managing members of RGC Management Company, LLC. Each of RG Capital Management, L.P., RGC Capital Management, L.P., Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(30)	Louise Morwick and Bryn Joynt, of Silvercreek Management Inc., have the power to direct the voting and the disposition of securities held by Silvercreek Limited Partnership and Silvercreek II Limited.

(31)	SG America Securities has the power to direct the voting and the disposition of securities held by Topaz Fund.

(32)	TQA Investors, LLC acts as investment advisor to TQA Master Fund LTD., TQA Master Plus Fund LTD. and Zurich Institutional Benchmarks Master Fund LTD c/o TQA Investors, LLC. The principals of TQA Investors, LLC, Robert Butman, George Esser, Paul Bucci, John Idone, Bartholomew Tesoriero, DJ Langis and Andrew Anderson, have the power to direct the voting and the disposition of securities held by TQA Master Fund LTD., TQA Master Plus Fund LTD. and Zurich Institutional Benchmarks Master Fund LTD c/o TQA Investors, LLC.

(33)	John Succo, Shad Stastney and Sky Lucas have the power to direct the voting and the disposition of securities held by Vicis Capital Master Fund.

(34)	Additional selling securityholders not named in this prospectus will be not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling securityholders will not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment. We will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the date of this prospectus.

(35)	The maximum principal amount of debentures that may be sold under this prospectus will not exceed 207,000,000.

To the extent that any of the selling securityholders identified above are broker-dealers, they may be deemed to be, under interpretations of the Staff of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act. With respect to selling securityholders that are affiliates of broker-dealers, they have represented to us that such entities acquired their debentures in the ordinary course of business and at the time of the purchase of their debentures such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute those debentures.

To the extent that we determine that such entities did not acquire their debentures in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

Information concerning other selling securityholders will be set forth in prospectus supplements or post-effective amendments from time to time, if and as required. Information concerning the securityholders may change from time to time and any changed information will be set forth in post-effective amendments or prospectus supplements if and when necessary. In addition, the exchange price, and therefore, the number of shares of common stock issuable upon exchange of the debentures, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the debentures are exchange may increase or decrease.